                                                                    EXHIBIT 99.1


                           FIRST AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT


       THIS FIRST AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of July 24, 1997 (the "Agreement"), is made and entered into by Atrium Acquisition Holdings Corp., a Delaware corporation ("Parent"), Atrium/PG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Jeffrey
S. Silverman, Dana R. Snyder and Herbert P. Dooskin (collectively, the "Stockholders" and individually a "Stockholder"), Ply Gem Industries, Inc., a Delaware corporation (the "Company"), Nortek, Inc., a Delaware corporation ("Nortek") and NTK Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Nortek ("NTK").

                                  WITNESSETH:

       WHEREAS, prior to the date hereof Parent, Sub, the Company and, for limited purposes, Atrium Corporation, entered into that certain Agreement and Plan of Merger dated as of June 24, 1997 (the "Merger Agreement");

       WHEREAS, on July 24, 1997 the Merger Agreement was terminated in accordance with its terms;

       WHEREAS, on July 24, 1997 Nortek, NTK and the Company entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended, restated or renewed from time to time, the "Nortek Agreement"), pursuant to which NTK will commence a tender offer for Shares (as defined below) of the Company and NTK will be merged with and into the Company;

       WHEREAS, as a result of the termination of the Merger Agreement and Nortek, NTK and the Company entering into the Nortek Agreement, the parties desire to amend and restate that certain Stockholders Agreement between certain of the parties hereto dated as of June 24, 1997 in accordance with the terms and provisions of this Agreement;

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

       1.     DEFINITIONS. For purposes of this Agreement:

              (a) "Acquisition Proposal" shall mean any proposal or offer (other than the transactions among the Company, Parent and Sub previously contemplated in the Merger Agreement) involving the Company or any of its subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith. The term "Acquisition Proposal" shall include the Offer and the Merger.

              (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meanings of
Section 13(d)(3) of the Exchange Act.

              (c) "Merger shall mean the merger contemplated by the Nortek Agreement.

              (d) "Offer" shall mean the cash tender offer contemplated by the Nortek Agreement for all of the outstanding Shares.

              (e) "Offer Price" shall mean the greater of $19.50 or the highest per share price paid in the Offer.

              (f) "Options" shall mean all outstanding options or warrants (including stock purchase rights and stock awards) to purchase or acquire Shares and shall include the right under the Options to acquire additional Shares upon a "change of control" with respect to the Company.

              (g) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

              (h) "Purchase Price" shall mean a per share purchase price equal to $18.75.

              (i) "Shares" shall mean shares of common stock, par value $0.25 per share, of the Company. The term "Shares" shall include, without limitation, shares of Unvested Stock and any restricted Shares.

              (j) "Termination Event " shall mean the first to occur of (i) the termination of the Nortek Agreement by any party thereto, (ii) the termination, withdrawal, abandonment or expiration of the Offer without the Shares of each Stockholder as set forth on Schedule I hereto being accepted for purchase thereunder (collectively an "Offer Termination Event") or (iii) the material breach on the part of any party of any of their respective obligations under Section 2.

       In addition to the terms otherwise defined herein, the following terms shall have the meaning set forth in Nortek Agreement:

              "Company Stockholder Approval";
              "Offer Documents";
              "Proxy Statement";
              "SEC"; and
              "Unvested Stock".

       2.     THE NORTEK OFFER

              (a) Each Stockholder hereby, severally and not jointly and severally, agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than one business day prior to the expiration date of the Offer pursuant to the Nortek Agreement and Rule 14d-2 under the Exchange Act, the number of Shares set forth opposite such Stockholder's name on Schedule I hereto. Each party hereto acknowledges and agrees that NTK's obligation to accept for payment Shares purchased pursuant to the Offer, including the Shares tendered pursuant to the Agreement by the Stockholders, is subject to the terms and conditions of the Offer. The obligations of the Stockholders under this Section 2(a) shall terminate upon a Termination Event (except a Termination Event resulting from a breach by a Stockholder).

              (b) Each Stockholder hereby agrees to permit Nortek and NTK to publish and disclose in the Offer Documents and, if Company Stockholder Approval is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

              (c) Immediately after the acceptance of any Shares for payment pursuant to the Offer, Nortek and NTK shall take such actions as may be necessary (including, without limitation, the giving to the "Depositary " such instructions as may be necessary) to cause payment of the aggregate Offer Price due in respect of the Shares properly tendered hereunder by each Stockholder to be paid, no later than on the first business day following the date that any Shares have been accepted for purchase pursuant to the Offer (the "Purchase Date"), as follows:

                     (i) The Sub, or its permitted assign, in respect of the Shares that have been so tendered by each Stockholder and not withdrawn, shall receive an amount equal to 75% of the excess of (A) the aggregate Offer Price payable in respect of such Stockholder's Shares so tendered over (B) the product of (1) the number of Shares so tendered, multiplied by (2) the Purchase Price; and

                     (ii) Each Stockholder (or his designee), in respect of the Shares that have been so tendered by such Stockholder, shall receive the amount of the aggregate Offer Price payable in respect of the Shares so tendered after deducting therefrom the amount payable pursuant to clause (i) above.

              (d) On the Purchase Date, the Company, Nortek, NTK and each of the Stockholders, severally and not jointly and severally, shall take such actions as may be necessary for each of the Options set forth next to each Stockholder's name on Schedule II hereto to be cancelled in consideration of an amount in cash (subject to any applicable withholding tax), in respect of each of the Shares subject to each of such Options (including any additional Shares subject thereto by the reason of the occurrence of a "change of control" in the Company and Unvested Stock to the extent not tendered in the Offer), equal to the difference between the per share Offer Price and the per Share exercise price of each such Option to the extent such difference is a positive number (such amount as to the Options of each Stockholder being collectively referred to herein as the "Option Consideration"). On the Purchase Date, Nortek, NTK and the Company shall pay or shall cause to be paid the Option Consideration due in respect of each Stockholder's Options as follows:

                     (i) The Sub, or its permitted assign, in respect of the Options of each Stockholder, shall receive from the Option Consideration
       (A) in respect of Options having a per Share exercise price equal to or less than the Purchase Price, an amount equal to 75% of the excess of
       (x) the product of (1) the Offer Price, multiplied by (2) the number of Shares subject to such Options, including any "change of control" Shares, over (y) the product of (1) the number of Shares subject to such Options, including any "change of control" Shares, multiplied by (2) the Purchase Price and (B) in respect of Options having a per Share exercise price greater than the Purchase Price (as set forth on Schedule II hereto) an amount equal to 100% of the excess of (x) the product of (1) the Offer Price, multiplied by (2) the number of Shares subject to such Options, including any "change of control" Shares, over (y) the product of (1) the number of Shares subject to such Options, including any "change of control" Shares multiplied by (2) the applicable per Share exercise price of such Options; and

                     (ii) Each Stockholder (or his designee), in respect of the Options of such Stockholder, shall receive the amount of the Option Consideration payable in respect of the Options of such Stockholder after deducting therefrom the amount payable pursuant to clause (i) above, provided, that as to any Stockholder subject to Section 16(a) of the Exchange Act, payment to such Stockholder of any portion of the Option Consideration payable under this clause (ii) will be deferred (if necessary to avoid Section 16(b) liability) until the first date such payment can be made without liability to such Stockholder under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter.

              The Company, Nortek and NTK hereby agree to extend to each holder of Options who is not a party to this Agreement the opportunity to cash out such Options on the Purchase Date in the manner contemplated in this Section 2(d).

       3.     OPTIONS.

              (a) Each of the Stockholders hereby grants to Sub an irrevocable option (each, a "Purchase Option" and collectively, the "Purchase Options") to purchase the number of Shares set forth opposite such Stockholder's name on Schedule I hereto together with all of the Shares

(including any additional Shares that may be issuable as a result of a "change of control") Beneficially Owned by such Stockholder as a result of the Stockholder's exercise of the Options set forth opposite such Stockholder's name on Schedule II hereto (collectively, with the Shares described on Schedule I, the "Option Shares") at a purchase price per share equal to the Purchase Price. Subject to the last sentence of this Section 3(a), each Purchase Option is currently exercisable in whole but not in part, and shall remain exercisable in whole but not in part until 5:00 p.m. (Dallas, Texas time) on the date which is 120 days after a Termination Event (the "Option Period"), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase by Sub of the Option Shares upon such exercise shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Purchase Options pursuant to this Agreement. The Option Period shall be extended for the time period that any such preliminary injunction or order shall be in effect that otherwise prohibits the exercise of a Purchase Option. To exercise the Purchase Options, Sub shall send a written notice (the "Notice") to the Stockholders identifying the place and date (not less than one nor more than 20 business days from the date of the Notice) for the closing of such purchase. The Sub shall not exercise the Purchase Options prior to the occurrence of a Termination Event.

              (b) Upon receipt of the Notice to the extent not previously exercised, contemporaneously with the closing of the purchase of the Option Shares, each Stockholder shall exercise in full the Options set forth opposite such Stockholder's name on Schedule II hereto. Subject to Section 2(d), for convenience purposes, in connection with such exercise of the Options, each Stockholder hereby gives the Company irrevocable notice of the exercise of his Options effective contemporaneously with the closing of the purchase of the Option Shares pursuant to the Purchase Option and the Company hereby acknowledges the effectiveness of such exercise. Each Stockholder also hereby irrevocably instructs the Company to issue (and the Company hereby agrees to issue) the Shares issuable upon such exercise in the name of Sub or its permitted assignee (and Sub or its permitted assignee shall be deemed the record owner thereof as of the date of such exercise so long as Sub or its permitted assignee timely tenders payment of the Purchase Price as provided herein) and Sub hereby agrees, on behalf of each Stockholder, to pay directly to the Company (by means of wire transfer or official bank check) such amount as may be necessary to fund the payment of the exercise price (without regard to any applicable withholding taxes) due and payable to the Company as a result of such exercise (with the aggregate amount of the Purchase Price due and payable to each Stockholder (or his designee) being reduced by the amount of any such payment made by Sub on behalf of such Stockholder and with the remaining amount of the Purchase Price otherwise due and payable to each Stockholder being paid directly to such Stockholder, as may be requested by the Company net of any applicable withholding taxes required to be paid to the Company, by means of wire transfer or official bank check). Such payments to the Company (including such requested withholding taxes) and the Stockholders shall be made contemporaneously with the exercise of the Purchase Options and the delivery of the Option Shares thereunder, provided, that as to any Stockholder subject to Section 16(a) of the Exchange Act, payment to such Stockholder of any portion of the Purchase Price will be deferred (if necessary to avoid Section 16(b) liability) until the first date such payment can be made without liability to such Stockholder under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter.

              (c) In the event that Sub has purchased the Option Shares pursuant to the Purchase Options, and, within one year after the date of such purchase, the Sub or any affiliate thereof sells, transfers, exchanges or disposes of any of the Option Shares in a transaction with a non-affiliate of Sub (a "Disposition") then, within two business days after the closing of such Disposition, Sub shall tender and pay to each Stockholder, in immediately available funds, their respective pro-rata share (calculated based on the respective amount of the Option Shares purchased from each Stockholder pursuant to the Purchase Options) of 25% of the Net Profit realized by Sub in connection with such Disposition. As used in this Section 3(c), Net Profit shall mean an amount equal to (i) the excess, if any, of the gross amount realized by Sub from a Disposition over (ii) the aggregate Purchase Price paid with respect to the Option Shares subject to such Disposition, with such excess being reduced by the sum of (A) all reasonable out-of-pocket fees, costs and expenses incurred by Sub and its affiliates in connection with such Disposition (including, without limitation, all fees, costs and expenses of counsel) which in no event shall exceed 1% of such Net Profit, and (B) all customary brokerage fees and commissions, if any, incurred in connection with such Disposition.

              (d) In the event that within the Option Period a Stockholder sells, transfers, exchanges, cancels or disposes of any of his Option Shares or Options in connection with or as a result of an Acquisition Proposal (an "Alternative Disposition") other than pursuant to Section 2 then, within two business days after the closing of such Alternative Disposition, such Stockholder shall tender and pay to Sub, in immediately available funds, its pro-rata share of 75% of the Net Profit realized by such Stockholder in connection with such Alternative Disposition. As used in this Section 3(d), Net Profit shall mean (i) in the case of outstanding Option Shares, an amount equal to the excess, if any, of (A) the gross amount realized by such Stockholder from an Alternative Disposition of outstanding Option Shares, over (B) the product of (x) the number of such Option Shares subject to such Alternative Disposition, multiplied by (y) the Purchase Price and (ii) in the case of Options, an amount equal to the excess, if any, of (A) the product of (x) the gross underlying per Share price otherwise paid in the Alternative Disposition and used in calculating the amount so realized by such Stockholder with respect to such Options in connection with such Alternative Disposition, multiplied by
(y) the number of Option Shares subject to such Options, over (B) the product of (x) the number of Option Shares subject to such Options, multiplied by (y) the Purchase Price, with the aggregate of such excesses being reduced by the sum of (1) all reasonable out-of-pocket fees, costs and expenses incurred by such Stockholder in connection with such Alternative Disposition, (including, without limitation, all fees, costs and expenses of counsel, but excluding any withholding taxes) which in no event shall exceed 1% of such Net Profit, and
(2) all customary brokerage fees and commissions, if any, incurred in connection with such Alternative Disposition.

              (e) As may be requested by Sub subsequent to a Termination Event but prior to the expiration of the Option Period each Stockholder shall tender his Shares as set forth on Schedule I hereto pursuant to any tender offer being made (at a per Share price greater than the Purchase Price) in connection with an Acquisition Proposal.

              (f) The Purchase Options shall terminate in full upon the consummation of the transactions (including, the tendering of all payments to be made thereunder) contemplated by Section 2.

       4.     COVENANTS, REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER.

              (a) Each Stockholder hereby, severally and not jointly and severally, represents and warrants to the other parties hereto as follows:

                     (i) OWNERSHIP BY SHARES. Such Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of Shares and Options respectively set forth opposite the Stockholder's name on Schedule I and II hereto. As of June 24, 1997, the Shares and Options respectively set forth opposite such Stockholder's name on Schedules I and II hereto constitute all of the Shares and Options owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto and all of the Options set forth opposite such Stockholder's name on Schedule II hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                     (ii) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares or Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

                     (iii) NO CONFLICTS. Except for filings under the Exchange Act or if applicable the HSR Act (as to which, to the extent necessary, each Stockholder shall promptly make all such filings and use all reasonable efforts to respond to any requests for additional information) (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with such Stockholder's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of such Stockholder to perform its obligations hereunder.

                     (iv) NO ENCUMBRANCES. Except as required by Sections 2 and 3 and liens or security interests that will be released at the closing, if any, of a purchase under the Purchase Options or a closing under Section 2 as may be applicable, such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                     (v) NO FINDER'S FEES. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                     (vi) NO SOLICITATION. Each Stockholder shall, in its capacity as such, comply with the terms of Section 5.1(e) of the Nortek Agreement.

                     (vii) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. During the Option Period, except as required by this Agreement, such Stockholder shall not, directly or indirectly without the consent of Sub: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares, Options or any interest therein, (B) grant any proxies of powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (C) exercise any of his Options (except to prevent the impending expiration thereof), or (D) take any action that could reasonably be expected to have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement, except in the case of clause (A) or (D) any transfer of Shares that occurs by operation of law.

                     (viii) WAIVER OF APPRAISAL RIGHTS. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                     (ix) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

              (b) Parent and Sub hereby represents and warrants to each of the other parties hereto as follows:

                     (i) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                     (ii) NO CONFLICTS. Except, if applicable, for filings under the HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal pubic body or authority is necessary for the execution of this Agreement by either Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of Parent's or Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                     (iii) EXECUTION, DELIVERY AND PERFORMANCE BY PARENT AND SUB. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub, and each of Parent and Sub has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

              (c) Nortek and NTK hereby represents and warrants to each of the other parties hereto as follows:

                     (i) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Nortek and NTK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Nortek and NTK has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                     (ii) NO CONFLICTS. Except, if applicable, for filings under the Exchange Act and the HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal pubic body or authority is necessary for the execution of this Agreement by either Nortek or NTK and the consummation by Nortek and NTK of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by Nortek or NTK, the consummation by Nortek or NTK of the transactions contemplated hereby or compliance by Nortek and NTK with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to Nortek or NTK, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Nortek or NTK is a party or by which Nortek or NTK or any of Nortek's or NTK's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Nortek or NTK or any of Nortek's or NTK's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Nortek or NTK to perform its obligations hereunder.

                     (iii) EXECUTION, DELIVERY AND PERFORMANCE BY NORTEK AND NTK. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Nortek and NTK, and each of Nortek and NTK has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Nortek and NTK and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

              (d) The Company hereby represents and warrants to each of the other parties hereto as follows:

                     (i) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                     (ii) NO CONFLICTS. Except, if applicable, for filings under the HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal pubic body or authority is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to the Company,
       (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of the Company's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Company or any of the Company's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Company to perform its obligations hereunder.

                     (iii) EXECUTION, DELIVERY AND PERFORMANCE BY THE COMPANY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and the Company has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of the Company and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

       5. STOP TRANSFER. Each Stockholder agrees with, and covenants to, Sub that during the Option Period such Stockholder shall not request that the Company register (and the Company agrees not to register) the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

       6. RECAPITALIZATION. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be amended as may be appropriate to reflect such event.

       7. MERGER AGREEMENT. Parent, Sub and the Company hereby agree that the provisions of Section 6.11 (insofar as it relates to the transactions contemplated by this Agreement) and Section 9.2 of the Merger Agreement remain in full force and effect notwithstanding the termination of the Merger Agreement and that such Sections of the Merger Agreement are by reference incorporated herein and made a part hereof. In addition, the Company hereby acknowledges that the transactions contemplated herein have been previously approved by its Board of Directors for purposes of Section 203 of the Delaware General Corporation Law, as amended. Atrium Corporation, Parent and Sub hereby acknowledge that the Merger Agreement has been properly terminated by the Company in accordance with its terms.

       8. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect any action taken by such person in his or her capacity as a director or officer. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares or Options.

       9. OTHER ACTIONS. Except as contemplated by Section 2 or by operation of law, during the Option Period no Stockholder may take any action (including, without limitation, any cashless exercise of any Option except with respect to an Option that would otherwise expire unless so exercised) or enter into any agreement or waiver, which would adversely affect Sub's rights under the Purchase Options or the benefits to be derived by Sub from an exercise of the Purchase Options.

       10. Release. Effective as of an Acquisition Event, each of the Company, Nortek and NTK hereby releases and discharges Parent, Sub and Atrium Corporation, together with their respective officers, directors, employees, representatives and agents (collectively the "Released Parties") from any and all liabilities, claims, causes of actions or demands of any nature whatsoever (including, without limitation, arising under the Merger Agreement) that any of them may have or claim to have (including, without limitation, the reservation made in that certain letter of July 24, 1997 from the Company to Parent, Sub and Atrium Corporation giving notice of the Company's termination of the Merger Agreement) which are directly or indirectly attributable to or otherwise related to the payment of $12,000,000 made by the Company on July 24, 1997 pursuant to that certain letter of July 24, 1997 from the Parent to the Company, regardless of whether any such liabilities, claim, cause of action or demand is known or unknown, matured or contingent or liquidated or unliquidated. Prior to the occurrence of an Offer Termination Event, the Company agrees not to initiate any proceedings against any of the Released Parties with respect to any of the liabilities, claims, causes of actions or demands described in the foregoing release. Notwithstanding any provision contained herein to the contrary, the provisions of this Section 10 shall remain in full force and effect and shall survive any termination or expiration of this Agreement and the consummation of any of the transactions contemplated herein. As used in this Section 10, an "Acquisition Event" shall mean the first to occur of (i) the acceptance of any Shares for payment pursuant to the Offer, (ii) the consummation of the Merger or (iii) the consummation of any Acquisition Proposal with Nortek of any of its affiliates.

       11.    MISCELLANEOUS.

              (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

              (b) CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and Options and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Options shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares or Options, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

              (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of Parent or, after a Termination Event, to any person making an Acquisition Proposal, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

              (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that either Schedule I or II hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement; provided further that after a Termination Event, this Agreement may be amended, changed, supplemented, waived or otherwise modified or terminated without the consent of, or the execution of any written agreement on the part of, Nortek and NTK, so long as such amendment, change, supplement, waiver or modification does not increase the obligations of either Nortek or NTK hereunder.

              (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

              If to Mr. Silverman: Jeffrey S. Silverman
                                   At his home address as supplementally
                                   provided to the parties hereto.

              copy to:             Squadron Ellenoff Plesent & Sheinfeld
                                   551 5th Avenue
                                   New York, New York  10176
                                   Attn:  Joel I. Papernik
                                   Telecopy:  (212) 697-6686

              If to Mr. Dooskin:   Herbert P. Dooskin
                                   At his home address as supplementally
                                   provided to the parties hereto.

              copy to:             Squadron Ellenoff Plesent & Sheinfeld
                                   551 5th Avenue
                                   New York, New York  10176
                                   Attn:  Joel I. Papernik
                                   Telecopy:  (212) 697-6686

              If to Mr. Snyder:    Dana R. Snyder
                                   At his home address as supplementally
                                   provided to the parties hereto.

              copy to:             Debevoise & Plimpton
                                   875 Third Avenue
                                   New York, New York  10022
                                   Attn:  Richard D. Bohm
                                   Telecopy:  (212) 909-6836

              If to Parent or Sub: Atrium Acquisition Holdings Corp.

                                             and

                                   Atrium/PG Acquisition Corp.
                                   1341 West Mockingbird Lane
                                   Suite 1200 West
                                   Dallas, Texas  75247
                                   Attn:  Randall Fojtasek
                                   Telecopy:  (214) 630-5013

              copies to:           Hicks, Muse, Tate & Furst Incorporated
                                   200 Crescent Court, Suite 1600
                                   Dallas, Texas  75201
                                   Attn:  Jeffrey S. Fronterhouse
                                   Telecopy:  (214) 740-7313

                                   Hicks, Muse, Tate & Furst Incorporated
                                   200 Crescent Court, Suite 1600
                                   Dallas, Texas  75201
                                   Attn:  Lawrence D. Stuart, Jr.
                                   Telecopy: (214) 740-7313

                                   Vinson & Elkins L.L.P.
                                   3700 Trammell Crow Center
                                   2001 Ross Avenue
                                   Dallas, Texas  75201-2975
                                   Attn:  A. Winston Oxley
                                   Telecopy: (214) 999-7891

              If to the Company:   Ply Gem Industries, Inc.
                                   777 Third Avenue
                                   New York, New York  10017
                                   Attn:  Jeffrey S. Silverman
                                   Telecopy: (212) 888-0472

              copy to:             Cleary, Gottlieb, Steen & Hamilton
                                   One Liberty Plaza
                                   New York, New York  10006
                                   Attn:  Victor Lewkow
                                   Telecopy:  (212) 225-3999

              If to Nortek or NTK: Nortek, Inc. and NTK Sub, Inc.
                                   50 Kennedy Plaza
                                   Providence, RI  02903
                                   Attn:  Richard L. Bready
                                   Telecopy:  (401) 751-4610

              copy to:             Ropes & Gray
                                   One International Place
                                   Boston, Massachusetts  02110
                                   Attn:  David C. Chapin, Esq.
                                   Telecopy:  (617) 951-7050

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

              (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

              (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

              (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

              (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Stockholder's death, the benefits to be received by the Stockholder hereunder shall inure to his successors and heirs.

              (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

              (l) JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

              (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

              (o) PRIOR AGREEMENT. This agreement is executed and delivered as an Amendment and Restatement of that certain Stockholders Agreement dated as of June 24, 1997, between the parties hereto and this Agreement shall supersede such prior agreement in its entirety.

              (p) TRUST FUNDS. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

       12. ACKNOWLEDGMENT BY COMPANY. The parties hereby acknowledge and agree that the acceptance of any Shares for payment pursuant to the Offer or other tender offer for a majority of the outstanding Shares will constitute a "change of control" under the terms of the various agreements governing the Options set forth on Schedule II hereto and that for purposes of the transactions contemplated by this Agreement all restrictions on transferability and vesting applicable to any of the Unvested Stock or restricted Shares on
Schedule I hereto shall be terminated.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this ______ day of July, 1997.




                                   ---------------------------------------------
                                   Jeffrey S. Silverman



                                   ---------------------------------------------
                                   Dana R. Snyder



                                   ---------------------------------------------
                                   Herbert P. Dooskin


                                   Atrium Acquisition Holdings Corp.



                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   Atrium/PG Acquisition Corp.



                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                                   Ply Gem Industries, Inc.


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                                   Nortek, Inc.


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   NTK Sub, Inc.


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                                 SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT


                          NAME OF STOCKHOLDER                                   NUMBER OF SHARES OWNED
 ---------------------------------------------------------------------   ------------------------------------
 Herbert P. Dooskin                                                                            1,337
 Dana R. Snyder                                                                                3,747
 Jeffrey S. Silverman                                                                      1,130,177
 Jeffrey S. Silverman, Restricted Stock                                                      100,000

Excludes shares owned by pension/profit share/401(K)/TRA Plans.

                                 SCHEDULE II TO
                             STOCKHOLDERS AGREEMENT


                                        OPTION         NUMBER OF            OPTION
                NAME                     DATE           SHARES               PRICE          TYPE
 ---------------------------------  -------------   ---------------   ------------------   -------
 Herbert P. Dooskin                    01/28/88           8,000               $10.750      ISO
                                       01/28/88          75,000                10.750      NQSO
                                       01/28/88          75,000                10.750      Note 1
                                       01/26/89          75,000                12.250      NQSO
                                       01/26/89          75,000                12.250      Note 1
                                       01/26/89           8,000                12.250      ISO
                                       01/23/92          10,000                 9.750       ISO
                                       11/24/92          75,000                10.250      NQSO
                                       01/29/93          75,000                12.000      NQSO
                                       05/20/93           9,000                10.375      ISO
                                       11/07/94          50,000                19.125      NQSO

 Jeffrey S. Silverman                  01/28/88         300,000                10.750      NQSO
                                       01/28/88         300,000                10.750      Note 1
                                       01/26/89         300,000                12.250      NQSO
                                       01/26/89         300,000                12.250      Note 1
                                       11/24/92         325,000                10.250      NQSO
                                       01/29/93         513,500                12.000      NQSO
                                       05/20/93           9,000                10.375      ISO
                                       11/07/94         750,000                19.125      NQSO
                                       08/20/96         750,000                12.500      NQSO

 Note 1. Options on Change of Control

 Dana R. Snyder                        06/02/95            6,250               16.000      ISO
                                       06/02/95          293,750               16.000      NQSO
                                       10/27/95          250,000               16.000      NQSO
                                       01/02/96            6,060               16.500      ISO
                                       01/02/96          210,782               16.500      NQSO
                                       08/20/96           33,158               12.500      NQSO
                                       08/20/96          116,842               12.500      NQSO